Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

Citigroup Funding Inc. 10.00% Synthetic Buy-Write Notes Linked to the Common Stock of Alpha Natural Resources Inc. Final Term Sheet February 18, 2011

Issuer:	Citigroup Funding Inc.

Underlying Stock:	Alpha Natural Resources Inc. (“ANR”)

Sole Manager:	Citigroup Global Markets Inc.

Offering:	10.00% Synthetic Buy-Write (the “Notes”).

Offering Size:	USD 100,110,000

Offering Price:	USD 56.40

Units Issued:	1,775,000

Trade Date:	February 18, 2011

Issue Date:	February 24, 2011

Valuation Date:	February 24, 2012

Maturity Date:	February 29, 2012

Payment Days:	New York

Coupon:	10.00% per annum payable quarterly (30/360 day count convention)

Coupon Payment Dates:	On May 29, August 29, November 29, February 29, or the next Business Day, commencing May 29, 2011 and ending on the Maturity Date.

Any coupon payment on the Notes required to be made on a date that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

Initial Equity Value:	USD 56.40

Final Equity Value:	The closing value of the Underlying Equity on the Valuation Date

Cap Price:	USD 66.4392

Equity Ratio:	1.0 share of the Underlying Stock for each buy-write of USD 56.40 principal amount with any fractional shares to be paid in cash

Payment at Maturity:	For each note of USD 56.40:

(a)    If the Final Equity Value is greater than the Cap Price, then a number of shares equal to the product of the Equity Ratio and a ratio of the Cap Price divided by the Final Equity Value, or at the option of the investor, the cash equivalent thereof

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc. 10.00% Synthetic Buy-Write Notes Linked to the Common Stock of Alpha Natural Resources Inc. Final Term Sheet February 18, 2011

(b) If the Final Equity Value is less than the Cap Price, then a number of shares equal to the Equity Ratio, or at the option of the investor, the cash equivalent thereof

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 56.40.

Cusip / ISIN:	17316G313 / US17316G3130

Calculation Agent:	Citigroup Global Markets Inc.

Listing:	None

Settlement:	DTC

Notice:

The Notes represent obligation of Citigroup Funding Inc. only and do not represent an obligation of or interest in ANR or any of its affiliates. ANR has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.